Exhibit 4.30

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

RenX Enterprises Corp. (“RenX,” the “Company,” “we,” “us,” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is our common stock, par value $0.001 per share (the “common stock”).

General

The following is a description of the material terms of our common stock. This is a summary only and does not purport to be complete. It is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation, and our amended and restated bylaws, each of which are incorporated by reference as an exhibit to our most recent Annual Report on Form 10-K. We encourage you to read our amended and restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), for additional information.

Common Stock

Our authorized capital stock consists of 500,000,000 shares of Common Stock, par value $0.001 per share. Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise provided in our amended and restated certificate of incorporation or as required by law, all matters to be voted on by our stockholders, other than matters relating to the election and removal of directors and the amendment of our amended and restated bylaws, must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. The holders of our Common Stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Common Stock are entitled to receive dividends when and if declared by our Board of Directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and subject to any rights of preferred stockholders, the holders of shares of our Common Stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our Common Stock do not have preemptive, subscription, redemption, or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

Forum Selection

Our amended and restated certificate of incorporation and amended and restated bylaws provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have subject matter jurisdiction, the federal district court of the State of Delaware) is the exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or our stockholders; (iii) any action asserting a claim arising pursuant to the provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation, our amended and restated bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim against us or any director, officer or employee of the Company that is governed by the internal affairs doctrine of the State of Delaware. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that the federal district courts of the United States of America is the exclusive forum for the resolution of any complaint asserting a cause of action against under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act. Nothing in our amended and restated certificate of incorporation or amended and restated bylaws will preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

Anti-Takeover Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they will also give our Board of Directors the power to discourage acquisitions that some stockholders may favor.

Section 203 of the DGCL. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Blank Check Preferred Stock. Our Board of Directors has the right to issue preferred stock in one or more series and to determine the designations, rights, preferences of such preferred stock without stockholder approval. As a result, our Board of Directors could, without stockholder approval, authorize the issuance of preferred stock with voting, dividend, redemption, liquidation, sinking fund, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of the Company’s capital stock or that could have the effect of delaying, deferring or preventing a change in control.

Classified Board of Directors. Our amended and restated certificate of incorporation divides our Board of Directors into three classes serving three-year terms, with one class being elected each year by a plurality of the votes cast by the stockholders entitled to vote on the election.

Removal of Directors. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that, (i) subject to the rights of holders of any series of preferred stock or any limitation imposed by law, the Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors; and (ii) subject to the rights of holders of any series of preferred stock, neither the Board of Directors nor any individual director may be removed without cause.

Board Vacancies. Our amended and restated certificate of incorporation and our amended and restated bylaws, provide that any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by the affirmative vote of a majority of our directors then in office, even though less than a quorum of the Board of Directors.

Stockholder Action by Written Consent. Our amended and restated certificate of incorporation and our amended and restated bylaws prohibit stockholders from acting by written consent. Accordingly, stockholder action must take place at an annual or a special meeting of the Company’s stockholders.

Special Meetings of Stockholders. Our amended and restated bylaws also provide that, except as otherwise required by law, special meetings of the stockholders may only be called by our Board of Directors, Chairman of the Board of Directors or our Chief Executive Officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Stockholders wishing to nominate persons for election to our Board of Directors or to propose any business to be considered by our stockholders at an annual meeting must comply with certain advance notice and other requirements which are set forth in our amended and restated bylaws. Likewise, if our Board of Directors has determined that directors shall be elected at a special meeting of stockholders, stockholders wishing to nominate persons for election to our Board of Directors at such special meeting must comply with certain advance notice and other requirements which are set forth in our amended and restated bylaws.

Amendment of Certificate of Incorporation or Bylaws. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of our Board of Directors or by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be eligible to cast in an election of directors.

Limitations on Liability and Indemnification of Officers and Directors

As permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors and officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer, as applicable, except to the extent such an exemption from liability thereof is not permitted under the DGCL. The effect of these provisions are to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director or officer, subject to certain exceptions in which case the director or officer would be personally liable. An officer may not be exculpated for any action brought by or in the right of the corporation. A director may not be exculpated for improper distributions to stockholders. Further, pursuant to Delaware law, a director or officer may not be exculpated for:

●	any breach of his duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

●	any transaction from which the director or officer derived an improper personal benefit.

These limitations of liability will not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

In addition, our amended and restated bylaws provide that we will indemnify our directors and executive officers to the fullest extent permitted by law, and may indemnify other officers, employees and other agents. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding. We entered into separate indemnification agreements with our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. These agreements, among other things, require us to indemnify our directors and officers for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of RenX. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the ticker symbol “RENX.”

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